Exhibit 99.1

NEWS RELEASE

Ambarella Acquires VisLab, a European Developer of Computer Vision and

Intelligent Automotive Control Systems

Acquisition adds expertise gained from 20 years of research and development

SANTA CLARA, Calif., July 1, 2015 — Ambarella, Inc. (NASDAQ: AMBA), a leading developer of video compression and image processing semiconductors, today announced the acquisition of VisLab S.r.l., a privately held Italian company based in Parma, Italy for $30 million in cash. VisLab, the Vision and Intelligent Systems Laboratory at the University of Parma, is a pioneer in perception systems and autonomous vehicle research and was founded by Professor Alberto Broggi. The company has developed computer vision and intelligent control systems for automotive and other commercial applications, including Advanced Driver Assistance Systems and several generations of autonomous vehicle driving systems. These include “Porter,” an autonomous vehicle that made a 13,000 km autonomous trip from Italy to China in 2010.

“Computer vision is an area of significant focus for Ambarella, and will be critical to our current video markets, as well as future markets such as automotive OEM cameras,” said Fermi Wang, CEO of Ambarella. “We are delighted to welcome Dr. Broggi and the VisLab team to Ambarella to jointly define, develop and deploy future generations of computer vision solutions.”

“The unique combination of VisLab’s computer vision expertise and Ambarella’s high performance, power-efficient video processing technology will enable extremely powerful systems,” said Professor Broggi. “We are very pleased to join Ambarella and to realize the full potential of our research and algorithms across a wide range of customers’ products.”

As part of the acquisition, VisLab’s 27 researchers will join Ambarella’s advanced computer vision development team. This will enable extensive and robust computer vision support in future Ambarella solutions targeting Ambarella’s core markets including automotive, IP security, wearable, and flying cameras.

Conference Call

Ambarella plans to hold a conference call at 1:30 p.m. Pacific Time /4:30 p.m. Eastern Time today with Fermi Wang, Chief Executive Officer, and George Laplante, Chief Financial Officer. The call can be accessed by dialing 877-304-8963 in the USA; international callers should dial

760-666-4834. Participant passcode is “Ambarella.” Please dial in ten minutes prior to the scheduled conference call time. A live and archived webcast of the call will be available on Ambarella’s website at http://www.ambarella.com/ for one week.

Further Information

Further information can be obtained directly from Ambarella at www.ambarella.com/about/contact/inquiries

The URL for this news release is: www.ambarella.com/about/news-events.html

About Ambarella

Ambarella, Inc. (NASDAQ: AMBA), is a leading developer of low-power, high-definition (HD) and Ultra HD video compression and image processing solutions. The company’s products are used in a variety of HD cameras including security IP-cameras, sports cameras, wearable cameras, flying cameras and automotive video camera recorders. Ambarella compression chips are also used in broadcasting TV programs worldwide. Ambarella is the recipient of the Global Semiconductor Alliance 2014 Award for “Most Respected Emerging Public Semiconductor Company.” For more information about Ambarella, please visit www.ambarella.com.

Contacts:

Ambarella Contact: www.ambarella.com/about/contact/inquiries

Investor Relations Contact: Deborah Stapleton, T: +1 650 815 1239, deb@stapleton.com

All brand names, product names, or trademarks belong to their respective holders. Ambarella reserves the right to alter product and service offerings, specifications and pricing at any time without notice.

© 2015 Ambarella. All rights reserved.

# # #